Exhibit  99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES ADDITIONAL CHARGE OF
APPROXIMATELY $1.3 MILLION IN CONNECTION WITH THE CLOSURE, IN
JANUARY OF 2009, OF ITS NELTEC EUROPE SAS BUSINESS UNIT IN
MIREBEAU, FRANCE

Melville, New York, Thursday, December 16, 2010… Park Electrochemical Corp. (NYSE-PKE) announced that it will record an additional pre-tax charge of approximately $1.3 million in connection with the closure, in January of 2009, of its Neltec Europe SAS electronic materials business unit in Mirebeau, France.  The Company previously recorded a pre-tax charge of $4.1 million in connection with such closure in the fourth quarter of its fiscal year ended March 1, 2009.

The Company will record the additional charge in its third fiscal quarter ended November 28, 2010.  Since there is no tax benefit associated with this charge, this charge will result in a reduction in third quarter net earnings of approximately $1.3 million.

The additional charge is based on updated estimates of the total costs of closure as a result of recent additional information regarding such costs to complete the closure of the Neltec Europe SAS business unit, including recent developments relating to certain employment litigation initiated after the closure and other ongoing expenses in excess of the original estimates.

This additional charge does not relate in any way to the Company’s Neltec SA business unit in Lannemezan, France, which continues its normal operations.

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectations.  Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in the international markets, the cost and availability of raw materials, transportation and utilities, and the various factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace and specialty markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the design and manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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